Exhibit 3

2014

Fourth Quarter Results

Forward looking information

This presentation contains certain forward-looking statements and information relating to CEMEX, S.A.B. de C.V. and its subsidiaries (collectively, “CEMEX”) that are based on its knowledge of present facts, expectations and projections, circumstances and assumptions about future events. Many factors could cause the actual results, performance or achievements of CEMEX to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in general economic, political, governmental, and business conditions globally and in the countries in which CEMEX operates, CEMEX’s ability to comply with the terms and obligations of its debt agreements and other debt instruments, CEMEX’s ability to achieve anticipated cost savings, changes in interest rates, changes in inflation rates, changes in exchange rates, the cyclical activity of the construction sector generally, changes in cement demand and prices, CEMEX’s ability to benefit from government economic stimulus plans, changes in raw material and energy prices, changes in business strategy, changes in the prevailing regulatory framework, natural disasters and other unforeseen events and various other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or targeted. Forward-looking statements are made as of the date hereof, and CEMEX does not intend, nor is it obligated, to update these forward-looking statements, whether as a result of new information, future events or otherwise.

UNLESS OTHERWISE NOTED, ALL FIGURES ARE PRESENTED IN DOLLARS,

BASED ON INTERNATIONAL FINANCIAL REPORTING STANDARDS

Copyright CEMEX, S.A.B. de C.V. and its subsidiaries.

4Q14 results highlights

January – December Fourth Quarter

l-t-l % l-t-l %

Millions of US dollars 2014 2013% var 2014 2013% var

var var

Net sales 15,708 15,227 3% 6% 3,838 3,872(1%) 5%

Gross profit 5,032 4,738 6% 9% 1,312 1,246 5% 12%

Operating earnings before

1,659 1,518 9% 13% 443 359 24% 31%

other expenses, net

Operating EBITDA 2,740 2,643 4% 6% 701 642 9% 16%

Free cash flow after

401 (89) N/A 421 216 95%

maintenance capex

Fourth consecutive year of operating EBITDA growth

Operating EBITDA increased during 2014 by 6%, on a like-to-like  basis, mainly due to improvement in volumes in most of our regions, better pricing in the U.S. and the Mediterranean region, favorable operating leverage in the U.S., and continued initiatives to improve our operating efficiency

Consolidated volumes and prices

2014 vs. 2013 4Q14 vs. 4Q13 4Q14 vs. 3Q14

Volume (l-t-l1) 4% 5%(3%)

Domestic gray

Price (USD) 0%(1%)(3%)

cement

Price (l-t-l1) 3% 5% 1%

Volume (l-t-l1) 3% 3%(3%)

Ready mix Price (USD) 2%(3%)(4%)

Price (l-t-l1) 3% 2%(0%)

Volume (l-t-l1) 4% 1%(6%)

Aggregates Price (USD) 5% 0%(4%)

Price (l-t-l1) 5% 6%(0%)

Increase in quarterly domestic gray cement and ready-mix volumes in  all of our regions except the Mediterranean in cement and the Northern Europe and Asia regions in ready mix Sequential increase in consolidated cement local-currency prices, on a like-to-like basis, mainly driven by increases in the U.S. and the Northern Europe region For the full year, volumes and consolidated prices in local-currency terms of our three core products increased on a year-over-year basis

1 Like-to-like volumes adjusted for investments/divestments and, in the case of prices, foreign-exchange fluctuations

4Q14 and 2014 achievements

Increase in like-to-like consolidated volumes and local-currency prices for  our three core products during 2014 Highest 4Q and full year operating EBITDA generation since 2008, despite adverse currency fluctuations Positive free cash flow generation during 4Q14 and full year, achieving record-low level of working capital days During 2014, on the financing side:

Reduction of total debt of close to US$1.2 billion

Issuance of US$3.2 billion in senior secured notes at an average  cost of 5.6%, improving our debt maturity profile, reducing our interest expense and strengthening our capital structure New syndicated-bank loan facility for US$1.865 billion with improved terms which reflect our better credit profile Concluded efforts to address the contingent maturity of our 2015 convertible Subordinated notes

Closed three transactions with Holcim in the Czech Republic, Germany and Spain during January 2015 Sold assets for about US$250 million during 2014

Fourth Quarter 2014

Regional Highlights

Mexico

Millions of

2014 2013% var l-t-l % var 4Q14 4Q13% var l-t-l % var

US dollars

Net Sales 3,185 3,187(0%) 4% 827 785 5% 13%

Op. EBITDA 999 1,009(1%) 3% 255 247 3% 12%

as % net sales 31.4% 31.6%(0.2pp) 30.9% 31.4%(0.5pp)

2014 vs. 4Q14 vs. 4Q14 vs.

Volume

2013 4Q13 3Q14

Cement 2% 6% 6%

Ready mix 3% 1% 3%

Aggregates 10% 7% 5%

2014 vs. 4Q14 vs. 4Q14 vs.

Price (LC)

2013 4Q13 3Q14

Cement 2% 6%(0%)

Ready mix 2% 4% 2%

Aggregates 3% 5%(0%)

Quarterly and full-year increases in volumes and local-currency prices  for our three core products, on a year-over-year basis The formal residential sector was the main driver for our volumes during 2014; housing starts and permits accelerated during 4Q14 The infrastructure sector increased activity during the second half of 2014 supported by strong investment in the sector

United States

Millions of

2014 2013% var l-t-l % var 4Q14 4Q13% var l-t-l % var

US dollars

Net Sales 3,678 3,314 11% 13% 923 819 13% 13%

Op. EBITDA 421 255 65% 63% 138 77 78% 78%

as % net sales 11.4% 7.7% 3.7pp 14.9% 9.5% 5.4pp

2014 vs. 4Q14 vs. 4Q14 vs.

Volume

2013 4Q13 3Q14

Cement 7% 6%(9%)

Ready mix 2% 9%(6%)

Aggregates (2%)(4%)(8%)

2014 vs. 4Q14 vs. 4Q14 vs.

Price (LC)

2013 4Q13 3Q14

Cement 6% 10% 3%

Ready mix 8% 8% 0%

Aggregates 11% 10% 0%

Cement and ready-mix volumes grew on a year-over-year basis during  2014 and during the quarter Ready-mix volumes increased by 10% during the quarter, adjusting for the transfer of our ready-mix assets to the joint venture in the  Carolinas Full-year volume growth primarily driven by the industrial-and-commercial and residential sectors During 4Q14 and 2014, year-over-year price growth for our three core products; increase in sequential cement prices during the quarter

Northern Europe

Millions of

2014 2013% var l-t-l % var 4Q14 4Q13% var l-t-l % var

US dollars

Net Sales 4,153 4,077 2% 2% 971 1,067(9%) 0%

Op. EBITDA 367 331 11% 10% 87 79 9% 19%

as % net sales 8.8% 8.1% 0.7pp 8.9% 7.4% 1.5pp

2014 vs. 4Q14 vs. 4Q14 vs.

Volume

2013 4Q13 3Q14

Cement 5% 5%(16%)

Ready mix (2%)(5%)(7%)

Aggregates 5% 1%(10%)

1 2014 vs. 4Q14 vs. 4Q14 vs.

Price (LC) 2013 4Q13 3Q14

Cement (0%)(1%) 2%

Ready mix 0%(0%) 1%

Aggregates 1% 2% 2%

Regional cement volumes increased for the quarter and full year  2014 mainly due to improved performance in Poland, the UK, the Czech Republic, and Scandinavia Regional sequential price increases for our three core products during the quarter in local-currency terms The residential sector was the main driver of demand in the United Kingdom and Germany during 2014, supported by low mortgage rates and low unemployment In Poland, the infrastructure sector was the main driver of demand during 2014, coming from a very low base; volumes during the quarter benefited from favorable weather conditions

1 Volume-weighted, local-currency average prices

Mediterranean

Millions of US dollars	2014	2013	% var	l-t-l % var	4Q14	4Q13	% var	l-t-l % var
Net Sales	1,644	1,516	9%	10%	387	394	(2%)	5%
Op. EBITDA	333	325	3%	5%	71	78	(9%)	(4%)
as % net sales	20.3%	21.4%	(1.1pp)		18.4%	19.9%	(1.5pp)	

Volume	2014 vs. 2013	4Q14 vs. 4Q13	4Q14 vs. 3Q14
Cement	(2%)	(6%)	(3%)
Ready mix	8%	8%	3%
Aggregates	(4%)	(9%)	(2%)

Price (LC)[1]	2014 vs. 2013	4Q14 vs. 4Q13	4Q14 vs. 3Q14
Cement	10%	12%	(0%)
Ready mix	0%	(3%)	1%
Aggregates	19%	17%	1%

- Cement volume increases in Spain, Croatia and the UAE during both the quarter and full year 2014
- Ready-mix volume growth during the quarter and full year 2014 in all countries in the region
- Double-digit, year-over-year growth in regional prices for cement and aggregates during the quarter and full year, in local-currency terms
- In Spain, cement and ready-mix volume growth during 2014 for the first time since 2006 and 2005, respectively; improved economic conditions led to an increase in activity in the residential and infrastructure sectors
- In Egypt, cement demand continued to be mainly driven by the informal sector

[1] Volume-weighted, local-currency average prices

10

South, Central America and the Caribbean

Millions of

2014 2013% var l-t-l % var 4Q14 4Q13% var l-t-l % var

US dollars

Net Sales 2,195 2,234(2%) 3% 514 577(11%)(3%)

Op. EBITDA 727 793 (8%)(4%) 165 183 (9%)(1%)

as % net sales 33.1% 35.5%(2.4pp) 32.2% 31.7% 0.5pp

2014 vs. 4Q14 vs. 4Q14 vs.

Volume

2013 4Q13 3Q14

Cement 5% 2%(3%)

Ready mix 8% 7%(8%)

Aggregates 15% 11%(5%)

1 2014 vs. 4Q14 vs. 4Q14 vs.

Price (LC)

2013 4Q13 3Q14

Cement (0%)(0%)(0%)

Ready mix 1% 2%(0%)

Aggregates 1% 6% 1%

Full-year increase in regional cement and ready-mix volumes, on a  year-over-year basis, mainly driven by growth in Colombia, the Dominican Republic, Nicaragua, and Guatemala In Colombia, double-digit growth in 2014 volumes for our three core products driven by positive performance in all demand segments In Panama, the residential sector was the main driver of demand during 2014, supported by middle-income housing activity

1 Volume-weighted, local-currency average prices

Asia

Millions of

2014 2013% var l-t-l % var 4Q14 4Q13% var l-t-l % var

US dollars

Net Sales 612 577 6% 13% 155 133 16% 20%

Op. EBITDA 143 130 9% 11% 44 32 37% 36%

as % net sales 23.3% 22.6% 0.7pp 28.2% 23.9% 4.3pp

2014 vs. 4Q14 vs. 4Q14 vs.

Volume

2013 4Q13 3Q14

Cement 9% 21% 6%

Ready mix (13%)(0%) 11%

Aggregates (22%)(53%) 4%

1 2014 vs. 4Q14 vs. 4Q14 vs.

Price (LC) 2013 4Q13 3Q14

Cement 3% 3%(0%)

Ready mix 11% 6%(1%)

Aggregates 2%(5%) 3%

Year-over-year increases in regional cement volumes during the quarter and full year 2014 reflect positive  performance from our Philippines and Bangladesh operations During the quarter and for the full year 2014, year-over-year growth in regional cement and ready-mix  prices, in local-currency terms The Philippines registered a double-digit, year-over-year cement volume increase during the quarter and full year  mainly driven by the residential and industrial-and-commercial sectors, and also reflecting the introduction of the new grinding mill at the end  of 2Q14

1 Volume-weighted, local-currency average prices

4Q14 Results

Operating EBITDA, cost of sales and operating expenses

January – December Fourth Quarter

l-t-l l-t-l

Millions of US dollars 2014 2013% var 2014 2013% var

% var % var

Net sales 15,708 15,227 3% 6% 3,838 3,872(1%) 5%

Operating EBITDA 2,740 2,643 4% 6% 701 642 9% 16%

as % net sales 17.4% 17.4% 0.0pp 18.3% 16.6% 1.7pp

Cost of sales 10,677 10,488(2%) 2,525 2,627 4%

as % net sales 68.0% 68.9% 0.9pp 65.8% 67.8% 2.0pp

Operating expenses 3,373 3,220(5%) 869 887 2%

as % net sales 21.5% 21.2%(0.3pp) 22.6% 22.9% 0.3pp

Operating EBITDA during 2014 increased by 6% on a like-to-like  basis and adjusting for foreign-exchange fluctuations Cost of sales, as a percentage of net sales, decreased by 2.0pp during the quarter mainly driven by continuous operating efficiencies and product mix Operating expenses, as a percentage of net sales, decreased by 0.3pp during the quarter mainly reflecting our cost reduction initiatives partially offset by higher distribution expenses

Free cash flow

January – December Fourth Quarter

Millions of US dollars 2014 2013% var 2014 2013% var

Operating EBITDA 2,740 2,643 4% 701 642 9%

- Net Financial Expense 1,338 1,423 312 357

- Maintenance Capex 512 489 209 232

- Change in Working Cap 15 207 (343)(301)

- Taxes Paid 558 511 79 72

- Other Cash Items (net)(83) 103 23 67

Free Cash Flow after Maint. Capex 401 (89) N/A 421 216 95%

- Strategic Capex 190 117 86 45

Free Cash Flow 211 (206) N/A 335 171 96%

Working capital days during 2014 declined to 26, from 28 days  during 2013

Other income statement items

Other expenses, net, during the quarter resulted in an expense of  US$306 million mainly due to impairment of assets, a loss in sale of fixed assets and severance payments

Foreign-exchange gain of US$152 million resulting primarily from the  fluctuation of the Mexican peso versus the U.S. dollar

Loss on financial instruments of US$182 million related mainly to  CEMEX shares

Controlling interest net loss of US$178 million, versus a loss of  US$255 in 4Q13, mainly reflects higher operating earnings before other expenses, lower financial expenses, higher foreign-exchange gain, and lower income tax, partially offset by higher other  expenses, and a loss on financial instruments

Fourth Quarter 2014

Debt Information

Debt-related information

Obtained new syndicated-bank loan facility for US$1.865 billion with  improved terms over the existing Facilities Agreement; main terms include:

Average 4-year term with equal semi-annual payments of principal of  20% each, beginning on the third anniversary of the Credit Agreement and with the last payment on September 2019

A spread over LIBOR of between 250 and 375 basis points,  depending on the level of leverage A revolving credit tranche of 40% of the total principal amount with the same maturity Improvements in certain covenants and undertakings that will provide more flexibility

Obtained required consents to amend the Facilities Agreement so the  covenants and undertakings under this facility are conformed to those of the syndicated-bank loan facility

During the quarter, there was a non-cash, positive conversion effect in our debt of US$91 million

We unwound the zero strike call options initially related to the  2015 convertible notes, resulting in an inflow of US$105 million

Consolidated debt maturity profile

Total debt excluding perpetual notes1 as of December 31, 2014 US$ 15,825 million

Facilities Agreement

6,000 New Syndicated-Bank Loan Facility Avg. life of debt: 4.9 years Other bank / WC debt / Certificados

Millions of

US dollars Bursátiles 5,000 Fixed Income

Convertible Subordinated Notes2

4,000

3,017 3,000 2,471

2,259 1,993 2,000 1,488

1,203 1,254 957 964 1,000

220 0

20153 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025

1 CEMEX has perpetual debentures totaling US$466 million

2 Convertible Subordinated Notes include only the debt component of  US$1,731 million; total notional amount is about US$1,871 million 3 As per IFRS, 2015 includes US$227 million of debt due in 2018 (9.000% senior secured notes) re-classified as short term debt due  to the exercise from CEMEX of a redemption option (effective January 15, 2015) prior to the end of 2014

2015 Outlook

2015 guidance

We expect mid-single-digit increases in consolidated volumes for cement  and ready mix, and a low to mid-single digit increase for aggregates

No major change expected in cost of energy, on a per ton of cement produced basis, from last  year’s level

Total capital expenditures expected to be about US$800 million, US$500  million in maintenance capex and US$300 million in strategic capex

We expect working capital investment during the year to be about  US$150 million

We expect cash taxes to reach about US$650 million

We expect a reduction in our cost of debt of US$100 million,  including our perpetual and convertible securities

2015 plan to bolster our road to investment grade

We expect to generate US$300 million dollars from:

Cost-and-expense reductions

Free-cash-flow improvement initiatives including the reduction in financial  expenses from the liability management done last year and others

As part of our ongoing efforts to optimize our portfolio, we  expect to sell assets for US$1 to 1.5 billion in the next 12 to 18 months

We expect to pay at least US$500 million of debt this year

Appendix

Additional information on debt and perpetual notes

Currency denomination Mexican peso 1% Euro 10%

U.S. dollar 88%

Interest rate

Variable 29%

Fixed 71%

Fourth Quarter Third Quarter

Millions of US dollars 2014 2013% Var. 2014

Total debt1 15,825 16,993(7%) 16,479

Short-term 8% 2% 6%

Long-term 92% 98% 94%

Perpetual notes 466 477(2%) 470

Cash and cash equivalents 852 1,163(27%) 1,004

Net debt plus perpetual notes 15,440 16,306(5%) 15,944

Consolidated Funded Debt2 / EBITDA3 5.19 5.49 5.37

Interest coverage3 4 2.34 2.11 2.21

1 Includes convertible notes and capital leases, in accordance with IFRS

2 Consolidated Funded Debt as of December 31, 2014 was US$14,262  million, in accordance with our contractual obligations under the Facilities Agreement

3 EBITDA calculated in accordance with IFRS

4 Interest expense in accordance with our contractual obligations under the Facilities Agreement

2014 volume and price summary: Selected countries

	Domestic gray cement 2014 vs. 2013			Ready mix 2014 vs. 2013			Aggregates 2014 vs. 2013		
	Volumes	Prices (USD)	Prices (LC)	Volumes	Prices (USD)	Prices (LC)	Volumes	Prices (USD)	Prices (LC)
Mexico	2%	(2%)	2%	3%	(2%)	2%	10%	(1%)	3%
U.S.	7%	6%	6%	2%	8%	8%	(2%)	11%	11%
Germany	(0%)	0%	1%	(1%)	1%	2%	(3%)	(0%)	1%
Poland	6%	(5%)	(5%)	1%	(10%)	(9%)	3%	6%	7%
France	N/A	N/A	N/A	(6%)	(1%)	(1%)	4%	(2%)	(2%)
UK	2%	6%	1%	1%	11%	5%	13%	8%	2%
Spain	2%	(6%)	(5%)	6%	5%	6%	(12%)	5%	5%
Egypt	(6%)	15%	19%	12%	14%	18%	36%	(25%)	(23%)
Colombia	16%	(10%)	(4%)	14%	(5%)	1%	20%	(5%)	1%
Panama	(15%)	12%	12%	(1%)	0%	0%	4%	(1%)	(1%)
Costa Rica	(2%)	(2%)	6%	(22%)	(5%)	3%	5%	(11%)	(4%)
Philippines	11%	(2%)	3%	N/A	N/A	N/A	N/A	N/A	N/A

25

4Q14 volume and price summary: Selected countries

	Domestic gray cement 4Q14 vs. 4Q13			Ready mix 4Q14 vs. 4Q13			Aggregates 4Q14 vs. 4Q13		
	Volumes	Prices (USD)	Prices (LC)	Volumes	Prices (USD)	Prices (LC)	Volumes	Prices (USD)	Prices (LC)
Mexico	6%	(1%)	6%	1%	(3%)	4%	7%	(2%)	5%
U.S.	6%	10%	10%	9%	8%	8%	(4%)	10%	10%
Germany	(2%)	(8%)	1%	(4%)	(9%)	(0%)	(8%)	(6%)	3%
Poland	10%	(17%)	(8%)	16%	(18%)	(9%)	(3%)	(2%)	8%
France	N/A	N/A	N/A	(13%)	(9%)	0%	2%	(12%)	(3%)
UK	4%	(1%)	2%	(1%)	4%	7%	11%	0%	3%
Spain	1%	(6%)	3%	15%	(4%)	6%	7%	(0%)	10%
Egypt	(11%)	15%	19%	18%	20%	24%	34%	(8%)	(5%)
Colombia	10%	(18%)	(6%)	12%	(13%)	1%	9%	(7%)	7%
Panama	(16%)	11%	11%	6%	1%	1%	21%	1%	1%
Costa Rica	(12%)	3%	11%	(14%)	(10%)	(3%)	24%	(10%)	(4%)
Philippines	26%	(0%)	2%	N/A	N/A	N/A	N/A	N/A	N/A

26

2015 expected outlook: Selected countries

Domestic gray cement Ready mix Aggregates

Volumes Volumes Volumes

mid-single-digit mid-single-digit low to mid-single-

Consolidated

growth growth digit growth

mid-single-digit mid to high-single- mid-single-digit

Mexico

growth digit growth growth

mid-single-digit high-single-digit mid-single-digit

United States

growth growth growth

Germany 2% 2% 2%

Poland 5% 5% 5%

France N/A(2%)(5%)

UK 3% 3% 4%

Spain 4%(21%)(14%)

Egypt(9%) 20% 4%

Colombia 6% 13% 13%

Panama(8%) 3% 3%

Costa Rica(1%) 5% 7%

Philippines 14% N/A N/A

Definitions

2014 / 2013: Results for the twelve months of the years 2014  and 2013, respectively.

Cement: When providing cement volume variations, refers to domestic gray  cement operations (starting in 2Q10, the base for reported cement volumes changed from total domestic cement including clinker to domestic gray cement) LC: Local currency

Like-to-like percentage variation (l-t-l % var): Percentage variations  adjusted for investments/divestments and currency fluctuations

Maintenance capital expenditures: Investments incurred for the purpose of  ensuring the company’s operational continuity. These include capital expenditures on projects required to replace obsolete assets or maintain current operational levels, and mandatory capital expenditures, which are projects required to comply with governmental regulations or company policies Operating EBITDA: Operating earnings before other expenses, net plus depreciation and operating amortization pp: Percentage points Prices: All references to pricing initiatives, price increases or decreases, refer to our prices for our products Strategic capital expenditures: Investments incurred with the purpose of increasing the company’s profitability. These include capital expenditures on projects designed to increase profitability by expanding capacity, and margin improvement capital expenditures, which are projects designed to increase profitability by reducing costs

Contact information

Investor Relations Stock Information

In the United States NYSE (ADS): CX

+1 877 7CX NYSE Mexican Stock Exchange: CEMEXCPO

In Mexico

+52 81 8888 4292 Ratio of CEMEXCPO to ir@cemex.com CX:10 to 1

Calendar of Events

March 26, 2015 Ordinary and Extraordinary General Shareholders Meetings

April 23, 2015 First quarter 2015 financial results conference call

July 17, 2015 Second quarter 2015 financial results conference call

October 22, 2015 Third quarter 2015 financial results conference call